UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

E-WASTE CORP.

(Exact name of registrant as specified in its charter)

Florida	333-180251	45-4390042
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

520 Stokes Road, Suite C1, Medford, NJ.	08055
(address of principal executive offices)	(zip code)

914-420-2894

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

Pursuant to a Stock Purchase Agreement, dated as of January 14, 2013, between GEM Global Yield Fund LLC SCS., a societé en commandite simple incorporated and existing under the law of Luxembourg (“GGYF”), and John Maute (“Seller”), on January 14, 2013, GGYF purchased from Seller for cash consideration of $278,000 six million (6,000,000) shares (the “Shares”) of our Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

GGYF has advised us that the source of the funds used to purchase the Shares was working capital.  GGYF has further advised us that, while there are no arrangements or understandings between GGYF and Seller with respect to the election of directors or other matters involving our Company, GGYF may vote its Shares to change our Company’s directors in the near future.

As of the date of this report, our Company has 12,000,000 shares of Common Stock issued and outstanding.  The 6,000,000 Shares sold by Seller to GGYF represent 50% of our issued and outstanding Common Stock and 66.66% of Seller’s share holdings in our Company.  As of the date of this report, Seller owns 3,000,000 shares of our Common Stock.

The Shares constitute “restricted securities” within the meaning of Rule 144 of the Securities Act of 1933, as amended, and may not be sold, pledged, or otherwise disposed of by GGYF without restriction under the Securities Act and applicable state securities laws.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       We have agreed to pay John Maute, our President and Chief Executive Officer, compensation at the rate of $750 per month for a period of two months, beginning January 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

E-WASTE CORP.

Dated: January 18, 2013	/s/ John Maute
John Maute
Principal Executive Officer